PRELIMINARY LICENSING AGREEMENT BETWEEN
                    KINETICOM, INC., AND ULTRADATA SYSTEMS, INC.


Kineticom, Inc. (hereinafter, "Kineticom"), agrees to grant a license to Ultradata Systems, Inc. (hereinafter, "Ultradata"), for the manufacture and distribution of the product known as the "Time TrackerTM (hereinafter referred to as "the product"). The product is a battery-powered device, which, when properly programmed and installed on or in close proximity to a cellular telephone, will record cellular telephone usage and provide data regarding the estimated cost of usage to date, unspent "free" time remaining, etc.

The license shall be granted, subject to the following terms and conditions:

Producibility -- This entire agreement is conditional upon Kineticom providing evidence, satisfactory to Ultradata, that an economically producible design has been achieved. Evidence shall include detailed product design documentation and a bid from at least one competent electronic manufacturer.

Exclusivity -- Ultradata shall have the exclusive right to manufacture the product for and distribute the product in the United States and Europe. Kineticom shall retain those same rights in all other markets.

Period of Effectivity -- This agreement shall be effective until a date 18 months from the first day of the month in which the agreement is signed and is subject to renewal at that time and at each 12-month interval thereafter, according to the terms defined below.

Renewal Terms -- Renewal shall be automatic, at Ultradata's option, provided that sales of 50,000 units or more have been achieved in the 12-month interval prior to the initial renewal date and also provided that sales of 200,000 units or more have been achieved prior to each subsequent renewal date.

Should Ultradata fail to achieve this sales volume, Ultradata may, at its option, retain the right to manufacture and sell the product in the markets named above, but exclusivity will be lost. In the event that the license is not renewed, Ultradata shall have 12 months from the license expiration date to dispose of inventory. However, Kineticom may, at its option, purchase any remaining product inventory at its special price defined below. Kineticom may also, at its option, purchase residual component inventory at the lesser of cost or market value.

Abandonment and Termination -- Should Ultradata fail to spend at least $50,000 per quarter in promoting, developing, and improving the product, beginning now and through the quarter the calendar quarter that starts on October 1, 1996 (as the first quarter), such failure to support the product will be considered abandonment and all rights of Ultradata under this agreement shall be forfeited.

If at any time achieved sales are insufficient, in Ultradata's judgment, to justify the continued investment required above, Ultradata shall have the unilateral right to terminate this agreement, upon payment of all royalties due to Kineticom at the time such termination right is exercised.

Royalties -- In consideration of this licensing agreement, Ultradata agrees to pay a royalty of 18% of the gross profit on each unit. "Gross Profit" is defined as the net selling price of each unit minus the cost of manufacture for that unit minus product-specific support costs resulting from a Time Tracker "800" number for product support. "Net Selling Price" is defined as the price paid to Ultradata by Ultradata"s customer, less any sales taxes, ad allowances, rebates, or returns. The "Cost of Manufacture" for a unit is defined as the cost of parts furnished to the assembler by Ultradata plus the cost to Ultradata of labor and parts furnished by the assembler.

Payment of Royalties -- Royalties will be paid to Kineticom as follows:

1)	$50,000 within 90 days of execution of this document, provided that initial market trials of prototype units have shown market acceptance as evidenced by the sale of those units to distributors and consumers.

2)	$20,000 quarterly beginning October 1, 1996, and on the first day of the three subsequent calendar quarters and $15,000 monthly thereafter on the first day of each month.

3)	Within 45 days of the end of each quarter, if the royalties due exceed the cumulative payments already made through items (1) and (2) above, Ultradata will pay any additional royalties due. If the royalties due fail to exceed the payments already made through items (1) and (2) above, no additional payment shall be due. In no event shall Kineticom be called upon to refund any royalty payments made through items (1) and (2) above. These payments constitute the minimum royalty in order for Ultradata to retain exclusive licensing rights in the targeted markets named above.

Kineticom Support -- Kineticom agrees to provide reasonable technical and marketing support when requested by Ultradata, throughout the period of this agreement. Kineticom agrees to provide this support as a part of this agreement and without further compensation from Ultradata other than royalties as defined above.

Kineticom agrees to provide and hereby licenses (at no additional cost to Ultradata) all relevant documentation and information relating to the product and to assist in its interpretation and proper use. Such information shall include, but is not limited to design documentation, microcode, promotional materials, market studies, cost data, distribution channels/sales contacts, or other information that will assist in the development, distribution, and sale of the product.

Accounting -- Ultradata agrees to provide a quarterly accounting of all expenditures made by it in promoting and developing the product. Ultradata also agrees to provide quarterly reports detailing the net selling price of each unit, the cost of manufacturing each unit, the cost of product-specific "800" number support, and the calculated royalty due based on such information. Kineticom is authorized by Ultradata to employ the services of an independent auditor to audit these results should it choose to do so. In the event of an audit, Kineticom will bear the cost of any charges incurred.

Intellectual Property -- The product concept and initial hardware and firmware design are and shall remain the property of Kineticom.

Product improvements made or suggested by Kineticom during the life of this agreement shall be the property of Kineticom and will be covered under the agreement as if they were included in the original design.

Design and producibility improvements made to the product by Ultadata will be the property of Ultradata. Ultradata hereby conveys a royalty-free license to Kineticom for the use of the improvements by it or its licensees in markets retained by Kineticom. Ultradata will convey a royalty-free license to Kineticom for the use of these improvements by it or its licensees in markets licensed to Ultradata upon termination of the license agreement, of if Ultradata is found by a court of competent jurisdiction to have materially breached this agreement.

Product Sales to Kineticom -- Ultradata agrees to manufacture and sell product to Kineticom for distribution in channels not reserved to Ultradata. Prices will be 22% above the cost to manufacture the product. Ultradata acknowledges that certain changes to the product may be required for certain non-U.S. Markets and agrees to make such changes as required by Kineticom for sale of the product in those markets. Such changes may result in different versions of the product or may result in a single new version of the product. The non-recurring costs of implementing product changes specifically to meet the needs of Kineticom's markets are to be borne by Kineticom. Costs of other product improvements are to be borne by Ultradata.

Agreement in Principle -- This document constitutes an agreement in principle of its parties. It will be superseded by a more detailed document(s), as necessary to meet legal requirements, or to expand or clarify the relationship. However, the essential elements shall not be materially changed, except by mutual agreement by the parties hereto, upon whom this document shall be legally binding in the absence of a superseding agreement.

This agreement is entered into upon this 15th day of March, 1996.

By: 	                             		By:
      	Monte Ross, President           			Jay Van Dwingelen, President
       Ultradata Systems, Inc.            Kineticom, Inc.